Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is effective as of the latest date set out on the signature page hereof (the “Effective Date”), among Andrea Electronics Corporation, a New York corporation having a place of business at 620 Johnson Ave., Suite 1B, Bohemia, New York 11716 (“Andrea”); and Lenovo (United States) Inc., a Delaware corporation having a place of business at 1009 Think Place, Morrisville, North Carolina 27560 ( “Lenovo”) (Andrea and Lenovo may each be referred to as a “Party” or collectively be referred to as the “Parties”).

RECITALS

WHEREAS, the Parties wish to resolve the pending litigations between them in Andrea Electronics Corp. v. Lenovo Corporation, et al., in the Eastern District of New York (Case Nos.2:14-cv-04489 and 2:15-cv-00212) the “New York Cases” and Certain Audio Processing Hardware and Software and Products Containing Same, in the International Trade Commission (ITC Investigation No. 337-TA-949) the “ITC Investigation” (collectively, “the “Litigations”); and

WHEREAS, Andrea has granted Lenovo and its Subsidiaries a license to the Asserted Patents, the License Agreement being attached hereto as Confidential Exhibit A.

In consideration of the mutual promises and covenants herein contained, Andrea and Lenovo agree as follows:

AGREEMENT

SECTION 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings which shall include both singular and plural forms in context. Additional terms may be defined elsewhere in this Agreement.

1.1. “Asserted Patents” means (a) US Patents: 5,825,898; 6,049,607; 6,363,345; 6,483,923; and 6,377,637; (b) any patents or patent applications that claim priority directly or indirectly from the foregoing patents in subsection (a), or from which priority is directly or indirectly claimed by any of the patents in subsection (a), or that have common priority with the patents in subsection (a); (c) any foreign counterparts, foreign related Patents, continuations, divisionals, continuations-in-part, extensions, substitutions, reissues, renewals and all results of oppositions, reexaminations, supplemental examinations, requests for continued examination and other review procedures of any of the foregoing in subsections (a) and (b); and (d) all patents issuing on patent applications covered by any of the foregoing subsections (a) through (c).

1.2. “Control” (including its correlative meanings, “Controlled” and “Controlling”) means, with respect to an entity, the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by agreement, or otherwise.

1.3. “Entity” means a natural person, corporation, association, joint venture, partnership, company, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.4. “License Agreement” shall mean the License Agreement between Andrea and Lenovo, attached as Confidential Exhibit A.

1.5. “Subsidiary” means (a) with respect to Andrea, any entity directly or indirectly Controlled by Andrea as of the Effective Date (but shall only be considered a Subsidiary during the period of time when such Control exists); and (b) with respect to Lenovo:

i.	(1) Lenovo Group Ltd., and (2) any entity directly or indirectly Controlled by Lenovo Group Ltd. as of the Effective Date (but shall only be considered a Subsidiary during the period of time when such Control exists); and/or

ii.	any entity directly or indirectly Controlled by Lenovo (United States), Inc. as of the Effective Date (but shall only be considered a Subsidiary during the period of time when such Control exists).

SECTION 2: DISMISSALS

2.1. Dismissals. Subject to the terms and conditions herein the Parties shall file the following:

a.	Within five (5) business days of the execution of the Agreement, the Parties shall jointly file a motion to terminate, substantially in the form set forth in Exhibit B, the ITC Investigation. The Parties agree that to the extent such a motion is denied either by the presiding ALJ or by the Commission, the Parties will jointly seek leave for Lenovo and Andrea to retroactively file or supplement any document after the expiration of any deadline in the ITC Investigation.

b.	Within five (5) business days of Andrea’s receipt of the payment set forth in Section 3.1 of the License Agreement, the Parties shall file stipulations of dismissal with prejudice regarding all claims and counterclaims asserted against each other in the New York Cases substantially in the form set forth in Exhibit C. The Parties agree to submit to the court appropriate stipulations and proposed orders for extensions of time for all due dates so that neither Party is required to incur unnecessary expenses between the Effective Date and the date the case is dismissed.

2.2. Releases. Upon receipt of payment by Andrea as set forth in Section 3.1 of the License Agreement, Andrea and its Subsidiaries and Lenovo, its parent, and its Subsidiaries shall release all claims, counterclaims and/or defenses against each other relating to the Asserted Patents that were brought or could have been brought of any kind and nature whatsoever, including but not limited to any claims or defenses in the Litigations, as of the Effective Date.

2.3. Compromise. The Parties acknowledge and agree that (a) this Agreement is intended solely as a compromise between the Parties and without any acknowledgment of liability, fault or damages, and (b) nothing in this Agreement shall constitute an admission by Lenovo of infringement of, nor the validity or enforceability of, any of the Asserted Patents.

2.4. No Costs. The Parties acknowledge and agree that each Party shall bear its own attorneys’ fees, court costs, expenses, and any other related costs and expenses that they have incurred in connection with any and all claims previously filed against each other. The Parties also agree that they shall bear their own costs and attorneys’ fees relating to or arising from the negotiation and performance of this Agreement.

SECTION 3
MISCELLANEOUS

3.1. Term. The rights granted under this Agreement, if any, shall commence upon the Effective Date.

3.2. No Other Obligations. Neither Party shall have any other responsibilities or obligations in connection with actions to enforce or defend the Asserted Patents.

3.3. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, permitted successors and assignees. Notwithstanding the preceding, it is understood that no assignment will release either Party or their Subsidiaries from any of their obligations hereunder.

SECTION 4
NOTICE

4.1. Written Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by a reliable overnight courier service; by prepaid registered or certified mail, return receipt requested; or by facsimile to the other Party at the address below or to such other address for which such Party shall give notice hereunder. Such notice shall be deemed to have been given one (1) day after the date of sending if by overnight courier service, or five (5) days after the date of sending by registered or certified mail, or upon confirmed receipt if delivered by facsimile, excepted that notice of change of address shall be effective only upon receipt.

For Andrea:	Andrea Electronics Corporation
620 Johnson Ave., Suite 1B
Bohemia, New York 11716

For Lenovo:	Lenovo (United States) Inc.
1009 Think Place
Legal Department
Morrisville, NC 27560
Attn: General Counsel, re. Litigation
Facsimile: 919.294.3342

With a copy to:

Fred I. Williams
Akin Gump Strauss Hauer & Feld LLP
600 Congress Avenue, Suite 1350
Austin, TX 78701
Telephone: 512.499.6218
Facsimile: 512.499.6290
Email: fwilliams@akingump.com

SECTION 5
GOVERNING LAW AND JURISDICTION

5.1. Governing Law. The Parties agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles.

5.2. Jurisdiction. The Parties agree that all disputes and litigation regarding this Agreement, its construction, and matters connected with its performance be subject to the exclusive jurisdiction of the federal courts located in the State of New York.

SECTION 6
WARRANTIES; COVENANTS; LIMITATION OF LIABILITY

6.1. Limited Warranty. Each Party represents and warrants that it has the full authority to enter into and fully perform this Agreement, and to the extent required herein, bind their Subsidiaries as defined in Section 1.5 herein; and that this Agreement is valid and binding and enforceable in accordance with its terms.

SECTION 7
CONFIDENTIALITY

7.1. Duty to Maintain Confidentiality. Either Party may publicly disclose this Agreement, except that the License Agreement, Confidential Exhibit A, may only be disclosed in accordance with the Confidentiality obligations contained therein.

**SECTION 8**
**MISCELLANEOUS**

8.1. Counterparts. This Agreement may be signed in counterparts in the English language, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of the signature page shall be considered an original for purposes of this Agreement.

8.2. Entire Agreement; Construction. This is an enforceable Agreement. This Agreement, constitutes the entire agreement between the Parties and supersedes all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto which specifically refers to this Agreement.

8.3. Severability; Interpretation. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.4. Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

8.5. Remedies. In the event of a breach of this Agreement, in addition to the right to enforce its rights under this Agreement, each Party shall retain any and all rights and/or remedies, at law or in equity.

**IN WITNESS WHEREOF**, the Parties have caused this Agreement to be executed by duly authorized officers effective on the Effective Date.

**Andrea Electronics Corporation**

By: ______________________

Name: Douglas ANDREA

Title: CEO

Date: 2/18/16

ANDREA ELECTRONICS CORPORATION
CORPORATE SEAL 1991
NEW YORK

Lenovo (United States), Inc.

By:
Name:	Rachel A. Adams
Title:	Vice President
Date:	February 18, 2016